EXHIBIT 10.3

SINGAPORE VOLITION PTE. LIMITED

EMPLOYMENT AGREEMENT

GROUP CHIEF EXECUTIVE OFFICER

This Employment Agreement (“Agreement”) is dated March 13, 2023 (“Execution Date”) and is effective from March 01, 2023 (the “Effective Date”) by and between Singapore Volition Pte. Limited, a Singapore corporation (“Company” or “We”) and Cameron Reynolds (“Employee” or “You”). The Company and Employee are sometimes referred to herein individually as a “Party” or collectively as the “Parties.

WITNESSETH:

WHEREAS, the Company desires that Employee be employed by the Company, and render services to the Company and its subsidiaries and affiliates, and Employee is willing to be so employed and to render such services, all upon the terms and subject to the conditions contained herein.

WHEREAS, in order to ensure a harmonious ongoing business working relationship among themselves with respect to the conduct pursuant to the terms and conditions outlined in this Employment Agreement, the Parties desire to enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EMPLOYMENT.

(a) This agreement supersedes and replaces in its entirety the existing Consulting Services Agreement between the Company and PB Commodities Pte. Ltd. dated December 1, 2020 (the “PB Consultancy Agreement”), which is hereby terminated upon mutual agreement and is of no further force and effect as from the Effective Date (other than the provisions expressly surviving termination under Section 4(e) of the PB Consultancy Agreement).

(b) Subject to and upon the terms and conditions contained in this Agreement, the Company hereby agrees to employ Employee and Employee agrees to be employed by the Company as of the Effective Date, and, to render to the Company, its affiliates and/or subsidiaries the services described in Section 3 hereof.

2. TERM. Employee’s employment under this Agreement shall commence as of the Effective Date hereof and shall continue until terminated in accordance with the provisions of this Agreement (the “Employment Term”).

3. DUTIES.

(a) Group Chief Executive Officer. Employee shall serve as the Group Chief Executive Officer of the Company, reporting directly to the Board of Directors (the “Board”) of VolitionRx Limited (“VolitionRx”). Employee shall be responsible for the performance of such duties, functions and responsibilities as typically carried out by the Chief Executive Officer of a US listed company, as reasonably and lawfully directed by the Board.

(b) Company Policies. Employee agrees to abide by all bylaws and policies of the Company and its affiliates and/or subsidiaries promulgated from time to time by the Company and/or such entities as well as all laws, statutes and regulations.

(c) Place of Work. The normal place of work for the Employee shall be from his home, or from such other location as mutually agreed upon between the Company and the Employee. The Employee will be required to be available for domestic and international travel as the Company’s business reasonably requires.

4. BEST EFFORTS. Employee agrees to devote his full business time and attention, as well as his best efforts, energies and skill, to the discharge of the duties and responsibilities attributable to his position.

5. COMPENSATION. For the duration of the Employment Term and as compensation for his services and covenants hereunder, the Employee shall receive:

(a) Salary. Employee’s base salary shall be Four Hundred and Fifty Thousand Three Hundred U.S. Dollars (US$450,300) per year (“Base Salary”). The Base Salary shall be payable in equal monthly instalments in U.S Dollars in accordance with the Company’s standard payroll practices and policies for employees. The Base Salary shall be reviewed annually, and any increases will be approved by the VolitionRx Board of Directors or its Compensation Committee, and the Board of the Company.

(b) Incentive Plans. During the Employment Term, the Employee shall also be eligible to participate in other employee incentive plans of VolitionRx and/or the Company, if any. The criteria for determining the amount of any allocations to the Employee under such incentive plans for employees, including the criteria for determining the amount of any award, and the conditions that must be satisfied to entitle Employee to receive such award for any year during the Employment Term of this Agreement shall be determined, in the sole discretion of the VolitionRx Board of Directors, its Compensation Committee or the Company’s Board, as applicable.

(c) Health Insurance. During the Employment Term, the Company shall directly pay or reimburse the Employee for the premiums of a health insurance policy for the Employee and his dependents, up to a maximum of One Thousand Five Hundred U.S. Dollars (US$1,500) per month, until such time as the Company establishes a health and medical insurance benefits program in which the Employee is entitled to participate. If Employee’s employment terminates, with or without any reason, the Company shall have no obligation to continue to directly pay or reimburse the costs of the health insurance policy for the Employee. Reimbursement shall be subject to the production of receipts or other appropriate evidence of payment.

(d) Pension. During the Employment Term, the Company will pay an amount towards the Employee’s personal pension scheme (currently 3% of the aggregate of the Employee’s Base Salary and any cash bonus awards) which shall be payable in cash as a separate allowance to be paid together with his monthly salary.

6. EXPENSES. Employee shall be reimbursed for business expenses incurred by him which are reasonable and necessary for Employee to perform his duties under this Agreement, subject to the production of receipts or other appropriate evidence of payment. In claiming expenses, the Employee shall comply with the Company’s Travel and Expenses Policy or any other Expenses Policies implemented by the Company (as amended from time to time), copies of which will be provided.

7. EMPLOYEE BENEFITS.

(a) Paid Time Off (PTO). Employee shall be entitled to twenty-five (25) days paid vacation (excluding public holidays) on an annual basis in accordance with the Company’s policies, as may be established from time to time by the Company for its employees, which shall be taken at such time or times as shall be mutually agreed upon by the Parties. The Employee shall not carry forward any accrued but untaken vacation entitlement to a subsequent calendar year, except as set out in the holiday policy of the Company’s Employee Handbook (as amended from time to time), a copy of which will be provided.

(b) Insurance. During the Employment Term, Employee shall be entitled to participate in such group term insurance, disability insurance, health and medical insurance benefits, life insurance and retirement plans or programs as are from time to time generally made available to executive employees of the Company pursuant to the policies of the Company. The Employee’s eligibility to participate in the aforementioned schemes is subject to the Employee complying with the conditions attendant to coverage by such plans, and the Employee shall comply with and be entitled to benefits only to the extent former employees are eligible to participate in such arrangements pursuant to the terms of the arrangement, any insurance policy associated therewith and applicable law, and, further, shall be entitled to benefits only in accordance with the terms and conditions of such plans. The Company may withhold from any benefits payable to Employee all taxes and amounts as shall be permitted or required to be withheld pursuant to any applicable law, rule or regulation. Furthermore, the Company may amend, modify or rescind any benefit plan or program and change contribution amounts to benefit costs without notice in its discretion. Employee shall further be subject to the indemnification by-laws policies and/or procedures applicable to senior officers of the Company and shall be included in the Directors & Officers insurance policies maintained by VolitionRx.

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8. DEATH AND DISABILITY.

(a) Death. The Employment Term shall terminate on the date of Employee’s death, in which event the Company shall, within thirty (30) days of the date of death, pay to his estate, any unpaid Base Salary earned up to the date of death plus an additional lump-sum payment equal to two (2) monthly payments under his Base Salary, outstanding reimbursable expenses, accrued and unused vacation time, and any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through to the date of Employee’s death. Employee will not be entitled to any other compensation upon termination of his employment pursuant to this Section 8(a).

(b) Disability. To the extent permitted by law, the Employment Term shall terminate upon Employee’s Disability. For purposes of this Agreement, “Disability” shall mean that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 6 months, or 150 non-consecutive days in any twelve (12) month period. The existence of a Disability shall be determined by a qualified physician nominated by the Company in consultation with Employee. In case of such termination, Employee shall be entitled to receive his unpaid Base Salary earned up to the date of the Company’s determination of Employee’s Disability, outstanding reimbursable expenses and accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program owing to Employee through the date of termination, which amounts shall be paid within thirty (30) days of the date of the Company’s determination of Employee’s Disability. The Employee will not be entitled to any other compensation upon termination of his employment pursuant to this Section 8(b).

9. TERMINATION OF EMPLOYMENT.

(a) Termination With Cause By Company. The Company may terminate this Agreement at any time during the Employment Term for “Cause” upon written notice to Employee, upon which termination shall be effective immediately. For purposes of this Agreement, “Cause” means the following:

i.

Willful and material failure to adhere to the Company’s and/or its affiliates’ and subsidiaries’ bylaws or written policies, or lawful directives of the Board of Directors of VolitionRx, provided Employee shall be given no less than fifteen (15) business days to cure the same after written notice of any failure, if curable in the reasonable discretion of the Company;

ii.	Misappropriation (or attempted misappropriation) of any non-trivial Company and/or its affiliates and/or subsidiaries property or funds;

iii.	Conviction of, or the entry of a guilty plea or plea of no contest with respect to, any felony involving moral turpitude; and

iv.	Gross misconduct.

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(b) Other Termination By Company. The Company may terminate this Agreement at any time during the Employment Term without “Cause” either (i) upon six (6) months written notice to Employee; or (ii) if less than six (6) months written notice then subject to the payment of a lump sum equal to the balance of the Employee’s Base Salary that would otherwise have been received between the date of termination and the completion of the six (6) month notice period (which lump sum shall be payable upon receipt by the Company of a satisfactory release from Employee).

(c) Termination By Employee. Employee may terminate this Agreement at any time by providing the Company six (6) months written notice, with or without any reason.

(d) Compensation upon Termination. Upon termination of the Agreement pursuant to this Section 9, Employee shall be entitled to all accrued and unpaid compensation earned as of the date of termination, including Base Salary, outstanding reimbursable expenses, accrued and unused vacation or PTO time, and any vested benefits expressly payable in accordance with the applicable plan or program. Employee shall also receive any awarded and unpaid bonus for a prior completed year, if not yet paid as of the termination date, within 30 days of the termination date.

10. DISCLOSURE OF TRADE SECRETS AND OTHER PROPRIETARY INFORMATION; RESTRICTIVE COVENANTS.

(a) Employee acknowledges that he is prohibited from directly or indirectly disclosing any confidential information about the Company, its affiliates and/or subsidiaries or companies with whom the Company, its affiliates and/or subsidiaries do business, including but not limited to trade secrets, formulas, and financial information, to any party who is not a director, officer or authorized agent of the Company or its subsidiaries and affiliates. The Company will provide Employee with valuable confidential information belonging to the Company or its subsidiaries or its affiliates above and beyond any confidential information previously received by Employee and will associate Employee with the goodwill of the Company or its subsidiaries or its affiliates above and beyond any prior association of Employee with that goodwill. In return, Employee promises never to disclose or misuse such confidential information and never to misuse such goodwill.

(b) Employee will not, during the Employment Term and for a period of six (6) months thereafter, on his behalf or on behalf of any other business enterprise, directly or indirectly, under any circumstance other than at the direction and for the benefit of the Company, its affiliates and/or subsidiaries, (i) solicit for employment or hire any person employed by the Company or any of its subsidiaries or affiliates, or (ii) call on, solicit, or take away any person or entity who was a customer of the Company or any of its subsidiaries or affiliates during Employee’s employment with the Company, in either case for a business that is competitive with the business of the Company, its affiliates and/or subsidiaries. This restriction shall not prevent Employee from soliciting or doing business with any customer with whom he had a pre-existing business relationship and which is identified to the Company in a written list provided by Employee at termination of employment.

(c) It is expressly agreed by Employee that the nature and scope of each of the provisions set forth above are reasonable and necessary. If, for any reason, any aspect of the above provisions as it applies to Employee is determined by a court of competent jurisdiction to be unreasonable or unenforceable under applicable law, the provisions shall be modified to the extent required to make the provisions enforceable. Employee acknowledges and agrees that his services are of unique character and expressly grants to the Company or any subsidiary or affiliate of the Company or any successor of any of them, the right to enforce the above provisions through the use of all remedies available at law or in equity, including, but not limited to, injunctive relief.

11. COMPANY PROPERTY.

(a) Any patents, inventions, discoveries, applications, processes, models or financial statements designed, devised, planned, applied, created, discovered or invented by Employee during the Employment Term, regardless of when reduced to writing or practice, which pertain to any aspect of the Company’s or its subsidiaries’ or affiliates’ business as described above shall be the sole and absolute property of the Company, and Employee shall promptly report the same to the Company and promptly execute any and all documents that may from time to time reasonably be requested by the Company to assure the Company the full and complete ownership thereof.

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(b) All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company’s, its affiliates’ and/or subsidiaries’ business which Employee shall prepare or receive from the Company shall remain the Company’s, its affiliates’ and/or subsidiaries’ sole and exclusive property. Upon termination of this Agreement, Employee shall promptly return to the Company all property of the Company, its affiliates and/or subsidiaries in his possession. Employee may retain copies of documents evidencing his terms of employment, compensation, or related to his status as an equity holder of the Company.

12. EQUITABLE RELIEF. It is mutually understood and agreed that Employee’s services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, in the event of any breach of this Agreement by Employee, including, but not limited to, the breach of any of the provisions of Sections 10 or 11 hereof, the Company shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Company may be entitled to recover. In the event of any breach of this Agreement by Company the Employee shall be entitled to equitable relief by way of injunction or otherwise in addition to any damages which the Employee may be entitled to recover.

13. APPLICABLE LAW AND DISPUTES. Unless otherwise stated, this Agreement will be governed by and construed in accordance with the laws of the Republic of Singapore. All disputes concerning this Agreement will first be negotiated between the Parties in good faith. If the Parties are unable to settle any difference, dispute, conflict or controversy (a “Dispute”), which arises out of or in connection with this Agreement or its performance, including without limitation any dispute regarding its existence, validity, termination of rights or obligations of any party, then such Dispute shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) in force at the time of referral of the Dispute (the “Rules”). The place of arbitration shall be Singapore and the proceedings shall be conducted in the English language. There shall be a single arbitrator and the appointing authority shall be the Chairman of the SIAC.

14. NOTICE. Except as otherwise expressly provided, any notice, request, demand or other communication permitted or required to be given under this Agreement shall be in writing, shall be deemed conclusively to have been given: (a) upon receipt, when delivered personally; (b) upon receipt when sent by facsimile or email delivery of a “.pdf” format data file (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party; (c) on the third business day following the day timely deposited with Federal Express (or other equivalent international courier), with the cost of delivery prepaid or for the account of the sender; (d) on the seventh business day following the day duly sent by certified or registered mail, postage prepaid; or (e) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any non-business day).

15. INTERPRETATION; HEADINGS. The parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated, shall be construed fairly as to all parties hereto, and shall not be construed in favor of or against any party. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

16. SUCCESSORS AND ASSIGNS; ASSIGNMENT; INTENDED BENEFICIARIES. Neither this Agreement, nor any of Employee’s rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and his heirs and legal representatives and the Company and its successors. Successors of the Company shall include, without limitation, any corporation or corporations acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, purchase, lease or otherwise, and such successor shall thereafter be deemed “the Company” for the purpose hereof.

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17. NO WAIVER BY ACTION. Any waiver or consent from the Company respecting any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of the Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

18. COUNTERPARTS; ELECTRONIC SIGNATURE; JURISDICTION; AMENDMENTS; ENTIRE AGREEMENT; SEVERABILITY; SURVIVAL OF TERMS.

(a) This Agreement may be executed in two (2) counterpart copies, each of which may be executed by one of the Parties hereto, but all of which, when taken together, shall constitute a single agreement binding upon all of the Parties hereto.

(b) For convenience, this Agreement may be signed electronically and/or electronically transmitted in Portable Document Format (PDF), in one or more copies, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument. The Parties acknowledge that the exchange of the Agreement signed electronically or signed manually by one or both Parties but transmitted in PDF format shall have the same legal value and probative force as the exchange of original signatures.

(c) Each and every modification and amendment of this Agreement shall be in writing and signed by the parties hereto, and any waiver of, or consent to any departure from, any term or provision of this Agreement shall be in writing and signed by each affected party hereto.

(d) This Agreement contains the entire agreement of the parties and supersedes all prior representations, agreements and understandings, oral or otherwise, between the parties with respect to the matters contained herein, including but not limited to any written offer letter or letter agreement concerning employment. In the event of any conflict, the terms of this Agreement shall control.

(e) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(f) Sections 10 through 19 shall survive any termination of this Agreement and the termination of Employee’s employment.

19. TAX AND DEDUCTION. All payments to Employee pursuant to this Agreement are subject to applicable tax, withholding and deduction requirements based on the country of Employee’s service.

[Signature page follows.]

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SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date set forth above.

By:	By:

(“COMPANY”)	(“EMPLOYEE”)
Singapore Volition Pte. Limited	Cameron Reynolds

/s/ Jasmine Kway	/s/ Cameron Reynolds
By: Jasmine Kway	By: Cameron Reynolds
Its: Chief Executive Officer

[Signature Page to Singapore Volition Pte. Limited Employment Agreement – Group Chief Executive Officer]

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Private & Confidential

Cameron Reynolds

via email

February 2026

Dear Cameron

Re: Amendment to Salary

I write to confirm changes to your contract of employment.

You have agreed to reduce your annual salary by 25% for the period 1 February – 31 January 2027.

Your new salary will be $355,456.

This change is effective 1 February 2026 but may be curtailed if the business receives significant funding of at least $10M from a licensing deal or deals.

All other terms of your employment agreement remain unchanged.

Thank you for all your dedication and commitment to Volition particularly at this time.

Yours sincerely

/s/ Alexandra Thompson
Alexandra Thompson International HR Director

cc: Payroll

I agree to these revised terms of my employment agreement..

/s/ Cameron Reynolds
Cameron Reynolds

Date: 02/19/2026

Global Headquarters; VolitionRx Limited, 1489 West Warm Springs Road, Suite 110, Henderson, NV 89014, USA volition.com | Tax number: 91-1949078

Cameron Reynolds

via email

November 10, 2026

Dear Cameron

Re: Variation to your Employment Agreement: Temporary Salary Reduction

Further to our recent discussions, I am writing to confirm the agreed variation to your employment agreement with Singapore Volition Pte. Limited (the “Company”) dated March 13, 2023 (the "Agreement").

To support VolitionRx Limited’s (“Volition’s”) cost reduction measures, you have agreed that, on a temporary basis, your current Base Salary payable under Section 5(a) of the Agreement, as subsequently increased, will be reduced by 50% as follows:

•	Current contractual Base Salary: US$473,941
•	Temporary Base Salary: US$236,970.50

The temporary Base Salary will apply from November 1, 2026, and will continue until such date as the Compensation Committee of VolitionRx Limited (the “Committee”) determines, in its sole discretion and subject to any other corporate approval required under the Agreement, that your contractual Base Salary should be reinstated, whether in whole or in part. The Committee may make such a determination following the signing of a significant licensing agreement or another commercial outcome which, in the Committee’s view, secures Volition’s financial stability. Any reinstatement, whether in whole or in part, will take effect from the date specified by the Committee and will not apply retrospectively.

For the avoidance of doubt, notwithstanding the temporary salary reduction set out above, any notice pay, payment in lieu of notice, severance, death or disability payment, or other termination-related payment or entitlement under the Agreement that is calculated by reference to your Base Salary will be calculated by reference to your full contractual Base Salary of US$473,941. The temporary salary reduction will not affect the calculation of the pension allowance payable to you under the Agreement, which will continue to be calculated by reference to your full contractual Base Salary.

Except as set out in this letter, all other terms of the Agreement remain unchanged and in full force and effect.

In the event of any inconsistency between this letter and the Agreement, this letter shall prevail solely to the extent necessary to give effect to the variation set out above.

Thank you for your continued dedication and commitment to Volition.

Please sign and return a copy of this letter to confirm your agreement.

Yours sincerely,

/s/ Rodney Rootsaert
Rodney Rootsaert Director for and on behalf of Singapore Volition Pte. Limited

Singapore Volition Pte Limited, 165 Gangsa Road, #01-70, Singapore 670165

volition.com | Volition is a trading name for Singapore Volition Pte Limited

Singapore Volition Pte Limited is registered in Singapore under company number 2016543R. Registered office 165 Gangsa Road, Unit 01-70, Singapore 670165

I have read and agree to these revised terms of my Employment Agreement..

/s/ Cameron Reynolds
Cameron Reynolds

Date: 11/10/2026

Singapore Volition Pte Limited, 165 Gangsa Road, #01-70, Singapore 670165

volition.com | Volition is a trading name for Singapore Volition Pte Limited

Singapore Volition Pte Limited is registered in Singapore under company number 2016543R. Registered office 165 Gangsa Road, Unit 01-70, Singapore 670165